ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                           KIMBELL DECAR CORPORATION
                           INCLUDING A NAME CHANGE TO
                              TANGIBLEDATA, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

      FIRST:     The name of the Corporation is KIMBELL DECAR CORPORATION

     SECOND:    The following amendments were adopted on March 30, 2000, by the
Board of Directors, and on April 20, 2000, by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

          ARTICLE I shall be amended to read as follows:

                               " ARTICLE I

               The name of the Corporation is TangibleData, Inc."

          A new Article XVII shall be added as follows:

                              " ARTICLE XVII

     No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S.
Section 7-108-403 or any amendment thereto or successor provision thereto; (b) shall have breached the director's duty of loyalty to the Corporation or its shareholders; (c) shall have not acted in good faith or, in failing to act, shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-102-102 and/or C.R.S. Section 7-103-102. "

     THIRD:     The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not Applicable.

     Date:  April 20, 2000

                                KIMBELL DECAR CORPORATION
                                (Changing its name to TangibleData, Inc.)

                                By:/s/ Blair Zykan
                                   Blair Zykan, President